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                                                                      Exhibit 99
                             For Immediate Release

                           C&F FINANCIAL CORPORATION

September 3, 2002

Contact: Tom Cherry, Senior Vice President & CFO
         (804) 843-2360



                       C&F Financial Corporation Announces
                         Acquisition of Moore Loans Inc.

West Point, VA -- C&F Financial Corporation (NASDAQ:CFFI) (the Company), the one-bank holding company for Citizens and Farmers Bank (the Bank) of West Point, VA, today announced the acquisition of Moore Loans Inc. by the Bank. Moore Loans is a leading regional finance company providing automobile loans in Richmond, Roanoke, Hampton Roads and portions of eastern Tennessee. Moore Loans, founded in 1952, had approximately $65 million in loans outstanding at July 31, 2002.

         President and CEO, Larry Dillon stated, "We are excited about adding Moore Loans to the C&F Family. The addition of Moore Loans is consistent with our strategy of diversifying revenue through different lines of business. Moore Loans will operate as an autonomous subsidiary of the Bank and the existing management team and employees will remain in place. We believe that the asset quality and earnings history of Moore Loans has exceeded industry averages and that this investment will enhance our Company's earnings and shareholder value."

         Under the terms of the acquisition, the outstanding shares of Moore Loans' common stock were purchased for $11,000,000 in cash, $3,000,000 in subordinated notes of the Bank, 100,000 shares of the Company's common stock and up to an additional $3,000,000 in cash contingent on Moore Loans attaining certain financial goals within the next three years. Also, the Company has guaranteed a stock price of $30 per share for shares still held by the sellers on the three-year anniversary date of the transaction. Abby Moore, the

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

                             For Immediate Release

                           C&F FINANCIAL CORPORATION

September 3, 2002
Contact: Tom Cherry, Senior Vice President & CFO
         (804) 843-2360



President of Moore Loans, stated, "We are excited about joining an institution with the financial strength and capabilities of C&F and we believe that our customers, dealers and employees will all benefit from the affiliation."

         Senior Vice President and Chief Financial Officer, Tom Cherry stated, "We believe that this acquisition will be immediately accretive to our Company's earnings per share." Pro Forma earnings per share for the first six months of 2002, assuming the transaction occurred on January 1, 2002, would have been $1.45 compared to $1.14 as presented in the Company's recently issued 10Q. Pro forma earnings per share for the year ended December 31, 2001, assuming the transaction occurred on January 1, 2001, would have been $2.55 compared to $2.23 as presented in the Company's 10K for the year ended December 31, 2001. Pro forma earnings per share for the first six months of 2002 and for the year ended December 31, 2001 should not be necessarily considered indicative of future accretion to earnings per share. The funding cost of Moore Loans, which is a significant component in calculating pro forma earnings, is at historically low levels and an increase in interest rates could have an impact on future earnings.

         C&F Financial Corporation operates ten retail bank branches located throughout the Williamsburg to Richmond corridor in Virginia through its Citizens and Farmers Bank subsidiary. Citizens and Commerce Bank, which operates two branches as a division of Citizens and Farmers Bank, is a retail bank serving the Richmond market specializing in consumer and small business services. The Company also provides mortgage and title services through C&F Mortgage Corporation's ten offices and offers a full line of investment services through its C&F Investment Services subsidiary.

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

                             For Immediate Release

                           C&F FINANCIAL CORPORATION

September 3, 2002
Contact: Tom Cherry, Senior Vice President & CFO
         (804) 843-2360



         Moore Loans was represented by Davenport & Company LLC as financial advisor in this transaction and the Company's financial advisor was The Carson Medlin Company.

         The statements contained in this press release that are not historical facts constitute "forward-looking statements" as defined by the federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality of the loan portfolio, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements, and readers are cautioned not to place undue reliance on such statements, which speak only as of their dates.

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